Exhibit 10.1

Sanjiv Lamba	October 29, 2021

Chief Operating Officer

c/o Linde Inc.

10 Riverview Drive

Danbury, CT 06810

Dear Sanjiv,

I’m pleased to offer you the role of Linde plc’s Chief Executive Officer (“CEO”), effective as of March 1, 2022, with an annual base salary of $1,300,000, contingent upon satisfaction of the conditions described below. This position will report to Linde plc’s Board of Directors and will be based at our corporate offices in Danbury, Connecticut.

Below is some important information about the offer:

Variable Compensation

You will be eligible to participate in the Linde plc Annual Variable Compensation Program which provides for the opportunity to earn an annual award calculated based upon Linde performance. As CEO, your 2022 target annual variable compensation award will be 150% of base salary and any award earned for 2022 will be prorated to reflect the portions of the year that you serve in the CEO and Chief Operating Officer roles. Thereafter, your target annual variable compensation award will be set annually by the Human Capital Committee of the Board.

Long-term Incentive Awards

You will be eligible for Linde plc long-term incentive awards under the long-term incentive plan in effect at the grant date, which are currently made in the form of stock options, performance share units, and restricted stock units. For the CEO position, the target value of $9,750,000 will be granted on or around March 7, 2022. These awards will be subject to the terms and conditions outlined in the plan and your grant agreements and will be subject to any applicable taxes and withholdings. Your target long-term incentive award grants for future years will be set annually by the Human Capital Committee.

Benefits Programs

As part of our total compensation package, you will be eligible for the standard benefits that Linde provides to U.S. employees of its Linde Inc. subsidiary. These include:

•	account-based benefits under the Linde U.S. Pension Plan and Supplemental Retirement Income Plans;

•	eligibility to make employee contributions and to receive Linde matching contributions in the Linde Retirement Savings Plan and the Linde Compensation Deferral Program; and

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eligibility for a comprehensive offering of health and welfare benefits, including medical, prescription drug, dental, vision eyewear, life insurance, disability, employee assistance, legal services, and severance benefits.

As CEO, you will be eligible to enroll in executive-level financial planning services through Ayco, a Goldman Sachs Company. If you choose to enroll, Linde will cover the cost of the services, and taxes on the imputed income will be withheld from your base salary in two annual installments.

Vacation and Paid Time Off

Based on your completed service with Linde, you will be eligible for five weeks of paid vacation, plus five days of paid time off annually, in accordance with Linde’s U.S. Vacation and Paid Time Off policies, as well as any applicable laws, as may be in effect from time to time.

Executive Stock Ownership and Shareholding Policy

As CEO, you will be subject to Linde’s Executive Stock Ownership and Shareholding Policy. The Board believes that it is important for executive officers to acquire a substantial ownership position in Linde. In this way, their interests are more closely aligned with those of shareholders. Under the policy, you will be required to own ordinary shares of Linde stock equal to six times your base salary and must meet this ownership level within five years after your appointment to CEO by acquiring at least 20% of the required level of stock ownership each year. Until the stock ownership requirement is met, you may not sell, transfer or otherwise dispose of any of your Linde ordinary shares and must retain and hold all Linde ordinary shares acquired from all long-term incentive awards, net of shares withheld for taxes and option exercise prices.

Relocation and Tax Assistance

Your relocation and tax assistance included in connection with your U.S. localization will be:

•	A one-time relocation allowance of $4,000;

•	Shipment of remaining household goods from Singapore to the U.S., if needed, up to a 20 foot container;

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Tax equalization with respect to your base pay and variable compensation earned during 2021. Thereafter, no further amounts will be tax equalized by Linde notwithstanding any contrary provision in the Long-Term Assignment Addendum between you and Linde Holding GmbH dated as of December 12, 2020 (the “LTA Addendum”) or any other agreement;

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Tax equalization with respect to legacy Linde AG “rollover” awards that vested in 2021. Linde plc long-term incentive awards that vest or are exercised after your appointment to CEO will not be tax equalized by Linde notwithstanding any contrary provision in the LTA Addendum or any other agreement; and

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Tax preparation services for the tax years 2021 and 2022. Tax preparation for subsequent tax years will be your responsibility notwithstanding any contrary provision in the LTA Addendum or any other agreement.

Contingencies

Please understand this offer is contingent on the following:

•	Your voluntary resignation from your position as a member of the Management Board of Linde Holding GmbH, effective as of December 31, 2021;

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The amicable termination of the December 20, 2019 Service Agreement between you and Linde Holdings GmbH in a manner that does not result in your entitlement to or eligibility for any termination pay or other benefits of any kind, effective as of December 31, 2021 (“Termination Agreement”);

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Your agreement that the accrual of further pension entitlements under your existing pension agreement with Linde AG and Linde Holding GmbH will stop as of December 31, 2021 and your vested pension rights under such agreement will be frozen at that time. Your vested pension rights will become payable in accordance with the Vested Pension Rights Statement attached to the Termination Agreement;

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The expiration of the Long-Term Assignment Addendum dated as of December 12, 2020 between you and Linde Holding GmbH on December 31, 2021. Your variable compensation award earned for 2021, if any, will remain payable by Linde Holding GmbH;

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Your localization as a U.S. employee on the payroll of Linde Inc. beginning as of January 1, 2022. From then until the effective date of your appointment as CEO, you will continue to serve as Linde plc’s Chief Operating Officer, with an annual base salary of $955,000, a target annual variable compensation award of 115% of base salary (subject to proration as noted above), eligibility to participate in the U.S. benefits plans, programs and arrangements described above under the heading “Benefits Programs,” and coverage under the policies generally applicable to other U.S. employees of Linde Inc.;

•	Your execution of a Nondisclosure, Nonsolicitation and Noncompetition Agreement in the form provided; and

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Proof of your legal eligibility to work in the U.S. under the Immigration Reform and Control Act of 1986 and completion of the E-Verify process. In this regard, Linde will continue to provide immigration support services at its expense to enable you to meet this requirement.

I look forward to hearing back from you by November 15th, 2021. Please sign a copy of the offer letter and return via email to David.Strauss@linde.com. If you have any questions, feel free to contact me or David directly.

Best Regards,

/s/ Edward G. Galante
Edward G. Galante
Human Capital Committee Chair

Accepted: /s/ Sanjiv Lamba        Date: November 12, 2021

Sanjiv Lamba